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                                                                       EXHIBIT 5

                                 February 14, 2000

Net Perceptions, Inc.
7901 Flying Cloud Drive
Minneapolis, Minnesota  55344

                  Re:      Net Perceptions, Inc. (the "Company")
                           Registration Statement for
                           an aggregate of  2,691,799 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,501,285 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan, (ii) 940,514 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan and (iii) 250,000 shares of common stock available for issuance under the Company's 1999 Non-Employee Director Option Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1999 Equity Incentive Plan, the Employee Stock Purchase Plan and the 1999 Non-Employee Director Option Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Net Perceptions, Inc.'s Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Gunderson Dettmer Stough Villeneuve
                                    Franklin & Hachigian, LLP

                                Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP